Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: October 27, 2008

Contact: Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
THIRD QUARTER EARNINGS

Earnings Up 21%

Loans Increase 52% YTD
Deposits Increase 20% YTD

Largest Independent Commercial Bank
Headquartered on Long Island

Smithtown, NY, October 27, 2008 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today announced that the Company had earnings for the third quarter of 2008 of $4,607,000 or $.47 per share. These figures represent a 21% increase in net income and a 21% increase in diluted earnings per share on a year-over-year basis, and a 17% increase in net income and an 18% increase in diluted earnings per share on a linked-quarter basis. Diluted earnings per share for the last twelve months now stand at $1.59. Return on average equity for the last twelve months was 18.31%.

Loan growth continued to be exceptionally strong during the third quarter. Loans grew by $139 million to $1.493 billion at the end of the period. This figure represents loan growth of 10% for the quarter. For the first nine months of 2008, loans have grown by $509 million, or 52%.

Consistent with patterns throughout the year thus far, 90% of the third quarter net loan growth was in permanent mortgage loans. Generally, these loans are on fully-tenanted commercial or multi-family buildings with seasoned cash flows.

During the third quarter, commercial mortgage loans grew by $67 million, or 12%. During the same period, permanent mortgage loans on existing, fully-tenanted multi-family properties grew by $41 million, or 19%. Residential mortgage loans on 1-to-4 family homes grew by $18 million, or 11%.

For the first nine months of 2008, commercial mortgage loans grew by $220 million, or 52%. Multi-family loans (which continues to be the strongest area of growth) increased by $164 million, or 186%. Single-family residential mortgages increased by $54 million, or 44%.

At September 30, 2008, the average balance of a commercial mortgage loan in the Bank’s portfolio was approximately $1,796,000, with an average loan-to-value ratio of 59%. The average balance of a multi-family loan was approximately $3,552,000, with an average loan-to-value ratio of 60%. For 1-to-4 family residential mortgage loans, the average balance was $542,000, with an average LTV of 55%.

Consistent with reduced construction activity in the area and the Bank’s tightened standards for land and construction loans, the pipeline of such committed loans that have not yet been closed continues to be reduced substantially, down from $122 million at March 31st to $51 million at September 30th, a 58% reduction.

The loan “pipeline” of approved but unfunded commitments at September 30, 2008 was $289 million. This figure is significantly higher than the June 30th pipeline of $181 million, but virtually identical to the March 31st pipeline of $289 million.

Asset quality remained very strong. Nonperforming loans were $2.8 million or .19% of total loans at the end of the quarter. Loans 30-89 days past due were at $432,000, or .03% of total loans. Net charge-offs for the third quarter were $90,316, resulting from the charge-off of one “small business” line of credit. This charge-off represents less than .01% of average total loans during the third quarter. Net loan charge-offs for the first nine months were $91,346, also representing less than .01% of average total loans for the period. The Bank does not have any sub-prime loans, “Alt-A” loans, option ARMs, 2/28 ARMs or loans with teaser rates. In addition, the Bank does not hold any Fannie Mae or Freddie Mac preferred stock.

The Company’s capital ratios, which have always been strong and in the “well-capitalized” range, grew even stronger as a result of the Company’s completion of its $27.5 million capital offering at the end of the quarter. At September 30th, Tier I Leverage stood at 9.37%, Tier I Risk-Based Capital at 11.13% and Total Risk-Based Capital at 12.00%. The Company also filed a “shelf registration” which, when approved, will give the Company the ability to issue up to 3 million additional common shares in a public offering. The Company has no present intention to issue any additional common shares, but felt that the often-used tool of a “shelf registration” was a prudent step to take, particularly in light of the recent volatile economic conditions.

Deposits continued to grow significantly during the third quarter. Total deposits grew by $72 million to $1.184 billion at the end of the period. This figure represents deposit growth of 6% for the quarter. For the first nine months of 2008, deposits have grown by $194 million, or 20%.

Checking, savings, NOW and money market balances collectively grew by 4% during the third quarter. Certificates of deposit grew by 9%. Defining “core deposits” as checking, savings, NOW, money market and CDs under $100,000, core deposits grew by 7% for the quarter, with non-core growth at 4%. At September 30th, 82% of the Bank’s total deposit base was in core deposits. In addition, for the first nine months of 2008, the Bank’s CD retention rate was 81%, which is consistent with the Bank’s CD retention rate for the past five years.

Much of the Bank’s deposit growth has been in its new branches. Bank of Smithtown has opened three new branches so far this year. The branches in Greenvale, Nesconset and Garden City opened in April, June and late August, respectively. By September 30, 2008, these three branches had collected more than $107 million in new deposits.

Bank of Smithtown presently expects to open three more new branches during 2008. The Huntington branch is expected to open in early November. The Chelsea branch in Manhattan and the Port Jefferson branch are expected to open in mid-December. The Bank also presently expects to open six to eight new branches during 2009, including locations in Deer Park, East Northport, New York City, East Setauket, St. James, Hicksville and Brentwood.

Net interest margin for the third quarter was 3.70%, putting net interest margin for the first nine months at 3.73%. The margin is down 3 basis points from the first six months mostly as a result of the shifting mix in the loan portfolio away from short-term lending and toward more permanent mortgage lending. This continuing shift brought the average yield on loans for the first nine months to 6.79%, down from 6.94% during the first six months. At the same time, however, the total cost of funds for the nine-month period improved to 2.97%, down 11 basis points from the first six months.

The Company continued to control noninterest expense effectively, posting an efficiency ratio of 52.39% for the third quarter. Efficiency for the first nine months now stands at 53.07%, which is 39 basis points lower than the six-month figure. The average efficiency ratio for peer group banks is 61.71%.

The Company’s Chairman & CEO, Brad Rock, commented: “Even during economic hard times there are good loans to be made. The challenge is to find them, and to have the capital and funding needed to make the loans. Because we don’t have any sub-prime mortgages, option ARMs, Fannie or Freddie stock and the other kinds of assets that caused losses to so many of our competitors, we have money to lend and capital to support the growth. So, this has been a time of opportunity for us.”

Mr. Rock added: “On the funding side, we are pleased with our continued, strong deposit growth, especially in our new branches. The three branches that we opened so far this year in Greenvale, Nesconset and Garden City have all done extremely well, and we expect to open three more before year-end.

“We are also pleased with the results from our recent capital offering. Despite the ‘financial crisis’ atmosphere, we were able to raise the full amount of capital we sought at a price that was consistent with the discounts in other similar transactions at the time. The alternative for us during the third quarter was plain: stop growing. We could be happy that we don’t have the problems that have hurt others, and shift to a ‘standstill’ position to ride out the balance of the storm. Such a choice would also bring the growth in shareholder value to a halt. We decided instead that the opportunities created by these turbulent times are too good to turn away. The fact that we were one of the few community banking companies able to raise private capital in these times of economic distress represents a recognition of our Company’s consistently strong performance over a long period of time. We also feel that the significant earnings growth during the third quarter demonstrates that the opportunities in the marketplace are worthwhile.”

With $1.69 billion in assets, Bank of Smithtown is now the largest independent commercial bank headquartered on Long Island. Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank. The stock of its parent holding company, Smithtown Bancorp, is traded on the NASDAQ Global Select Market under the symbol “SMTB”. In the most recent ratings by U.S. Banker magazine, the Company was rated the sixth best “mid-size” bank in the United States, and the 13th best bank of any size. There are approximately 8,300 banks in the United States. Smithtown Bancorp has often been ranked among the top banks in the country, including having been rated #1 by U.S. Banker and other rating services. At various times in the past, the Company’s stock has also been rated by Investors Business Daily and U.S.A. Today as one of the top stocks in the nation.

*    *    *
Forward-Looking Statements

Certain statements contained in this release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact, changes in the level of non-performing assets and charge-offs; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism; the timely development and acceptance of new products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowings and savings habits; changes in the financial performance and/or condition of our borrowers; technological changes; acquisitions and integration of acquired businesses; the ability to increase market share and control expenses; changes in the competitive environment among financial holding companies and other financial service providers; the quality and composition of our loan or investment portfolio; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, compensation and benefit plans; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; greater than expected costs or difficulties related to the opening of new branch offices or the integration of new products and lines of business, or both; and/or our success at managing the risk involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Consolidated Balance Sheets

	As of
	September 30, 2008	September 30, 2007
ASSETS
Cash and due from banks	$19,737	$15,529
Federal funds sold	26,393	502
Total cash and cash equivalents	46,130	16,031

Investment securities:
Available for sale:
Obligations of U.S. government agencies	22,650	44,706
Mortgage - backed securities	25,783	1,781
Obligations of state and political subdivisions	4,468	6,650
Other securities	10,133	11,553
Total securities available for sale	63,034	64,690
Held to maturity:
Mortgage - backed securities	-	15
Obligations of state and political subdivisions	111	202
Total securities held to maturity (estimated fair value $113 in 2008 and $204 in 2007)
	111	217
Total investment securities	63,145	64,907

Restricted securities	16,591	2,298

Loans	1,493,017	948,826
Less: allowance for loan losses	10,158	7,967
Loans, net	1,482,859	940,859

Bank premises and equipment	28,244	21,726

Other assets
Cash value of company owned life insurance	19,519	18,768
Goodwill	3,923	3,860
Intangible assets	1,063	1,533
Other real estate owned	6,972	6,972
Other	22,499	18,534
Total other assets	53,976	49,667

Total assets	$1,690,945	$1,095,488

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$107,656	$107,492
Money market	436,248	358,405
NOW	30,887	31,971
Savings	67,431	54,113
Time	542,081	412,615
Total deposits	1,184,303	964,596

Dividends payable	393	392
Other borrowings	340,000	25,000
Subordinated debt	38,836	18,217
Other liabilities	12,456	10,217
Total liabilities	1,575,988	1,018,422

Stockholders' equity
Common stock - $.01 par value (20,000,000 shares authorized at September 30, 2008 and 2007; 13,851,341 shares issued, 11,799,477 shares outstanding at September 30, 2008; 11,852,497 shares issued, 9,800,633 shares outstanding at September 30, 2007)	139	119
Additional paid in capital	51,942	4,387
Retained earnings	75,184	82,779
Accumulated other comprehensive loss	(2,246)	(157)
	125,019	87,128
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	114,957	77,066

Total liabilities and stockholders' equity	$1,690,945	$1,095,488

Consoidated Statements of Income

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest income
Loans	$23,353	$18,861	$63,318	$54,954
Federal funds sold	9	203	174	712
Investment securities:
Taxable:
Obligations of U.S. government agencies	343	711	829	2,314
Mortgage - backed securities	306	29	828	99
Other securities	178	110	397	246
Subtotal	827	850	2,054	2,659
Exempt from federal income taxes:
Obligations of state & political subdivisions	49	72	160	222
Other interest income	229	55	559	167
Total interest income	24,467	20,041	66,265	58,714

Interest expense
Money market accounts (including savings)	2,981	4,005	9,100	11,463
Time deposits of $100,000 or more	1,945	2,017	5,715	5,840
Other time deposits	2,809	2,883	8,234	8,599
Other borrowings	2,210	297	4,537	1,090
Subordinated debt	610	352	1,648	1,040
Total interest expense	10,555	9,554	29,234	28,032
Net interest income	13,912	10,487	37,031	30,682
Provision for loan losses	500	300	2,000	1,000
Net interest income after provision for loan losses	13,412	10,187	35,031	29,682

Noninterest income
Trust and investment services	189	178	565	574
Service charges on deposit accounts	630	542	1,662	1,437
Revenues from insurance agency	824	1,032	2,677	2,819
Net gain on sales of investment securities	6	34	6	34
Increase in cash value of company owned life insurance	163	194	557	613
Other	536	479	1,460	1,418
Total noninterest income	2,348	2,459	6,927	6,895

Noninterest expense
Salaries	3,755	2,925	10,261	8,894
Pension and other employee benefits	830	715	2,541	2,191
Net occupancy expense of bank premises	1,588	966	4,032	2,999
Furniture and equipment expense	698	725	2,022	2,042
Amortization of intangible assets	107	119	320	359
Other	1,512	1,270	4,077	3,497
Total noninterest expense	8,490	6,720	23,253	19,982
Income before income taxes	7,270	5,926	18,705	16,595
Provision for income taxes	2,663	2,107	6,572	5,721
Net income	$4,607	$3,819	$12,133	$10,874

Earnings per share
Basic earnings per share	$0.47	$0.39	$1.24	$1.12
Diluted earnings per share	$0.47	$0.39	$1.24	$1.12

Cash dividends declared	$0.04	$0.04	$0.12	$0.12
Weighted average common shares outstanding	9,836,255	9,770,828	9,804,758	9,768,807
Weighted average common equivalent shares	9,836,735	9,773,193	9,805,660	9,771,579

Comprehensive income	$3,786	$3,944	$10,060	$11,047

Selected Financial Data
(in thousands, except per share data)

	For the Three Months Ended
	September 30, 2008	September 30, 2007

Basic earnings per share (1)	$0.47	$0.39
Diluted earnings per share (1)	0.47	0.39

Assets	$1,690,945	$1,095,488
Loans	1,493,017	948,826
Deposits	1,184,303	964,596

Return on Average Equity	19.35	20.27
Cash Return on Average Equity (2)	19.64	20.69
Return on Average Tangible Equity (3)	20.42	21.84
Cash Return on Average Tangible Equity (4)	20.73	22.29

Return on Average Assets	1.15	1.41
Cash Return on Average Assets (2)	1.17	1.44
Return on Average Tangible Assets (3)	1.16	1.41
Cash Return on Average Tangible Assets (4)	1.17	1.44

Tangible Equity/Assets	6.50	6.54
Tier I Leverage	9.37	8.30
Tier I Risk Based Capital Ratio	11.06	9.66
Total Risk Based Capital Ratio	11.92	10.54

Net Interest Margin	3.70	4.19

Efficiency	52.39	52.16
Efficiency - Cash Basis	51.74	51.24

(1)	Reflects the effect of a 10% stock dividend payable to all shareholders of record on March 16, 2007 and payable on April 2, 2007.
(2)	Excludes amortization of intangibles
(3)	Excludes intangible assets
(4)	Excludes amortization of intangible assets

SELECTED FINANCIAL DATA
(in thousands, except per share data)

	For the Nine Months Ended
	September 30, 2008	September 30, 2007

Basic earnings per share (1)	$1.24	$1.12
Diluted earnings per share (1)	1.24	1.12

Assets	$1,690,945	$1,095,488
Loans	1,493,017	948,826
Deposits	1,184,303	964,596

Return on Average Equity	18.60	20.15
Cash Return on Average Equity (2)	18.92	20.59
Return on Average Tangible Equity (3)	19.73	21.78
Cash Return on Average Tangible Equity (4)	20.07	22.25

Return on Average Assets	1.15	1.35
Cash Return on Average Assets (2)	1.17	1.38
Return on Average Tangible Assets (3)	1.15	1.36
Cash Return on Average Tangible Assets (4)	1.17	1.39

Tangible Equity/Assets	6.50	6.54
Tier I Leverage	9.37	8.30
Tier I Risk Based Capital Ratio	11.06	9.66
Total Risk Based Capital Ratio	11.92	10.54

Net Interest Margin	3.73	4.11

Efficiency	53.07	53.45
Efficiency - Cash Basis	52.34	52.51

(1)	Reflects the effect of a 10% stock dividend payable to all shareholders of record on March 16, 2007 and payable on April 2, 2007.
(2)	Excludes amortization of intangibles
(3)	Excludes intangible assets
(4)	Excludes amortization of intangible assets